Exhibit 99.1

United Security Bancshares, Inc. Announces Arrival of New President and CEO

THOMASVILLE, Ala.--(BUSINESS WIRE)--November 7, 2011--United Security Bancshares, Inc. (NASDAQ: USBI) today announced that James F. House has joined United Security and its subsidiary bank, First United Security Bank, as President and Chief Executive Officer and as a member of their respective Boards of Directors.

Commenting on Mr. House’s arrival, Hardie B. Kimbrough, Chairperson of the Board of United Security Bancshares, Inc. and First United Security Bank, said, “We are very pleased to welcome Mr. House to United Security Bancshares and First United Security Bank and look forward to his leadership of our organization.”

Mr. House has entered into an employment agreement, effective November 7, 2011, with United Security and First United Security Bank. In connection with the commencement of Mr. House’s employment and as an inducement to join the organization, he has received a one-time grant of 5,000 fully-vested shares of United Security’s common stock. Further, pursuant to the terms of Mr. House’s employment agreement, he is eligible to receive up to an additional 5,000 shares of United Security’s common stock subject to certain conditions, including the attainment of criteria to be established by the Board of Directors of United Security in consultation with Mr. House.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

CONTACT:
United Security Bancshares, Inc.
Beverly Dozier, 334-636-5424